As filed with the Securities and Exchange Commission on June 17, 2022

No. 333-189711

No. 333-189712

No. 333-189716

No. 333-196054

No. 333-203912

No. 333-211117

No. 333-230234

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189711

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-189712

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-189716

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-196054

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-203912

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211117

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-230234

UNDER THE SECURITIES ACT OF 1933

Mallinckrodt plc

(Exact name of registrant as specified in its charter)

Ireland	98-1088325
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland

(Address of principal executive offices)

+353 1 6960000

(Registrant’s telephone number, including area code)

Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan

Mallinckrodt Pharmaceuticals Savings Related Share Plan

Mallinckrodt Pharmaceuticals Stock and Incentive Plan

Employee Matters Agreement Equity Awards

Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan

Questcor Pharmaceuticals, Inc. 1992 Employee Stock Option Plan

Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan

(Full title of the plan)

Mark J. Casey, Esq.

Executive Vice President, Chief Legal Officer

and Company Secretary

Mallinckrodt plc

53 Frontage Road Suite 300

Hampton, NJ 08827

908-238-6600

(Name, Address and Telephone number, including area code, of Agent for Service)

With a copy to:

Bradwell Limited, 10 Earlsfort Terrace

Dublin 2, Dublin, D02T380

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On October 12, 2020, Mallinckrodt plc, an Irish public limited company (“Mallinckrodt”, or the “Company”) and certain of its subsidiaries voluntarily initiated proceedings (the “Chapter 11 Cases”) under chapter 11 of title 11 (“Chapter 11”) of the United States (“U.S.”) Code (the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to modify its capital structure, including restructuring portions of its debt, and resolve potential legal liabilities. Subsequent to the filing of the Chapter 11 Cases, Chapter 11 proceedings commenced by a limited subset of the debtors have been recognized and given effect in Canada, and separately Mallinckrodt substantively concluded an examinership process with the High Court of Ireland, to become effective concurrent with the effectiveness of Mallinckrodt’s plan of reorganization. On February 3, 2022, the Bankruptcy Court issued an opinion (which was subsequently revised on February 8, 2022 to make minor corrections) stating its intention to confirm Mallinckrodt’s Fourth Amended Joint Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code. On March 2, 2022, the Bankruptcy Court entered an order confirming the Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified, the “Plan”).

On February 14, 2022, the directors of Mallinckrodt initiated examinership proceedings before the High Court of Ireland (the “Irish High Court”). Subsequently, on April 27, 2022, the Irish High Court made an order pursuant to Section 541(3) of the Companies Act of Ireland confirming a scheme of arrangement proposed between Mallinckrodt, its creditors and members, based on and consistent in all respects with the Chapter 11 Plan (the “Scheme”). On June 16, 2022, the Scheme and Plan became effective and Mallinckrodt emerged from bankruptcy.

Accordingly, the Company has terminated all offerings of its ordinary shares, par value $0.20 per share (the “Ordinary Shares”) pursuant to the below-listed registration statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”). Effective upon filing of these post-effective amendments (each, a “Post-Effective Amendment”, and collectively, the “Post-Effective Amendments”), the Company hereby removes from registration all such Ordinary Shares of the Company that are registered but unsold under the Registration Statements, if any, amends the Registration Statements, as appropriate, to reflect the deregistration of such Ordinary Shares, and terminates their effectiveness:

•

Registration Statement No. 333-189711, registering 5,000,000 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan and the Mallinckrodt Pharmaceuticals Savings Related Share Plan;

•	Registration Statement No. 333-189712, registering 5,769,489 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals Stock and Incentive Plan;

•	Registration Statement No. 333-189716, registering 3,050,000 Ordinary Shares issuable pursuant to the Employee Matters Agreement Equity Awards;

•

Registration Statement No. 333-196054, registering up to 1,330,000 Ordinary Shares issuable upon the exercise or settlement of certain outstanding equity awards granted under (a) the 2006 Equity Incentive Award Plan of Questcor Pharmaceuticals, Inc. (“Questcor”) and (b) the 1992 Employee Stock Option Plan of Questcor;

•	Registration Statement No. 333-203912, registering an additional 12,000,000 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals Stock and Incentive Plan;

•	Registration Statement No. 333-211117, registering 5,000,000 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals 2016 Employee Stock Purchase Plan; and

•	Registration Statement No. 333-230234, registering an additional 9,000,000 Ordinary Shares issuable pursuant to the Mallinckrodt Pharmaceuticals Stock and Incentive Plan.

These filings are made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampton, New Jersey, on June 17, 2022.

MALLINCKRODT PLC

By:	/s/ Mark J. Casey
Name:	Mark J. Casey
Title:	Executive Vice President, Chief Legal Officer and Company Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Act.

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